Exhibit 99.1

Avalon Acquisition Inc. Announces Pricing of Upsized $180.0 Million Initial Public Offering

San Francisco, CA October 5, 2021 Avalon Acquisition Inc. (the “Company”), a newly organized blank check company incorporated as a Delaware company, today announced the pricing of its initial public offering 18,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of Class A common stock and three-fourths of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “AVACU” beginning October 6, 2021. Once securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be traded on Nasdaq under the symbols “AVAC” and “AVACW,” respectively.

Maxim Group LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriters a 45-day option to purchase up to 2,700,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on October 8, 2021, subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 5, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3500, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Avalon Acquisition Inc.

Avalon Acquisition is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue targets in any industry, it intends to initially focus its search on identifying a prospective target business within the financial services and financial technology industries. The Company also intends to initially focus on prospective target businesses that have unseen potential for revenue growth and/or operating margin expansion with high recurring revenue and cash flow, defensible intellectual property and strong market positions.

Forward-Looking Statement Disclaimer

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

R. Rachel Hsu

Avalon Acquisition Inc.

RHsu@AvalonSPAC.com

T: 415.505.4108